Exhibit 10.44

[HomeAway Logo]

HomeAway UK Ltd

CONTRACT OF EMPLOYMENT

Employment Rights Act 1996, as amended

Date: 14 July 2014

To: Mariano Dima (hereinafter “Employee”, “You” or “Your”)

From: HomeAway UK Ltd

This statement sets out particulars of the contractual terms and conditions of Your employment with HomeAway UK Ltd (“Company” or “Us”) as at the date hereof.

Enclosed You will also find a statement on Company policies, which does not form part of Your contract of employment.

1.	Job Title:

Your job title is Chief Marketing Officer and You will be required to undertake all the duties that are assigned to You in this capacity or otherwise in connection with the business of the Company or any one or more of its associated companies and as the Company may reasonably require. You will also be expected to perform such other duties as are consistent with Your position and responsibilities. For the purposes of this contract of employment Your Direct Line Manager is the Chief Executive Officer, currently Brian Sharples. However, the CEO will delegate responsibility for certain issues to the President (currently Brent Bellm) who will have approval authority on certain items unless vetoed by the CEO.

2.	Commencement of Employment

Your employment with the Company begins on 5th September 2014.

2.1	You warrant that You are not a party to any oral or written agreement, order or judgement or a party in any proceeding which purports to restrict or in any other way affects Your ability to serve in the capacity provided for under this Agreement. You also agree that You will not improperly use or disclose any proprietary information or trade secrets of any former Company or other person or entity, and will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such Company, person or entity unless consented to in writing by such Company, person or entity.

2.2	You further warrant that You have the unrestricted right to work in the United Kingdom without any additional immigration approvals and that You have provided the Company with all necessary assistance to enable the Company to comply with its duties under the Immigration Asylum and Nationality Act 2006. You undertake to notify the Company immediately if any such right ceases, or is reasonably expected to cease during Your employment and to immediately provide the Company with written details of changes to Your personal circumstances that might affect Your immigration permission.

HomeAway UK Ltd - 25th floor, Portland House, Bressenden Place - London SW1E 5BH

HomeAway UK Ltd - Registered no. 3152676 - Vat no. 673 2533 34

2.3	In order for the Company to comply with its duties to prevent illegal working, if You are a sponsored migrant under the Points Based System, You are required to notify the Company in writing within five working days of any change in the Your personal contact details (home address, home telephone number and mobile telephone number).

2.4	You undertake to provide on request, and if necessary at least once in every 12 month period, the Your original passport and other satisfactory documentary evidence of Your right to work in the UK. You acknowledge that Your continuing employment with the Company is conditional on compliance with this obligation and the duties in this clause 2 and that failure to comply to the Company satisfaction may result in disciplinary action under the Company’s Disciplinary Procedure.

2.5	The Company shall be entitled to terminate the employment summarily by written notice and without any payment in lieu of notice (but without prejudice to the rights and remedies of the Company for any breach of this agreement and to Your continuing obligations under this agreement) if the warranties by Your in this clause are found to be misleading or incorrect.

3.	Place of Work:

3.1	Your place of employment is at the Company’s premises at 25th floor, Portland House, Bressenden Place, London SW1E 5BH.

3.2	During the course of Your employment you will be required to make frequent and regular travel to the Company’s head office located at 1011 W. Fifth Street, Suite 300, Austin, Texas, USA, 78703. You may also be required to work at such other locations as the Company may reasonably require, although You will not be required to work outside the UK for a period exceeding one month.

4.	Working Time:

4.1	Your normal hours of work will be 09.00 until 17.30 with 30 minutes for lunch to be taken at such time as shall be agreed between You and the Company. Employees in certain departments may be required to work different hours on occasions but these hours will be specified in the letter of appointment.

4.2	Your standard working week is based on 40 hours. However You may be required to work such other and/or additional hours as may be necessary according to the needs of the business and in order to fulfil Your duties, including at weekends and on Public and Bank Holidays, without additional remuneration.

4.3	Subject to Your right to opt out on three months’ prior written notice to the Company, You agree that the 48 hour working week limit on working time in the Working Time Regulations 1998 will not apply to You.

4.4	You shall devote the whole of Your time, skill, knowledge and attention to the Company during Your normal working hours and at such other times as the Company may reasonably require in accordance with Your obligations set out above.

4.5	You may not during Your employment, directly or indirectly, be concerned or interested or otherwise engaged in any other business or trade or the setting up of any business or trade either alone or jointly with any other person, firm, company or other body or in the name of any other person, firm, company or other body save with the prior written consent of a Director and save also that this provision shall not prevent You being interested in or holding any shares or other securities of any nature in any company which for the time being is quoted on a recognised Stock Exchange provided that Your interest does not exceed more than 5% of the aggregate amount of such shares or securities.

5.	Remuneration:

5.1	The Company shall pay You at the rate of £235,294 per annum or at such other rate as may from time to time be determined payable (subject to deductions of PAYE tax and Class 1 National Insurance Contributions and any other relevant deductions, including deductions agreed by You in salary sacrifice arrangements, if any) by equal monthly instalments in arrears into Your bank account.

5.2	The Company will review Your salary on an annual basis, but the Company is under no obligation to award any increase. No review of salary will be given after notice has been given by either party to terminate Your employment.

5.3	The Company may in its absolute discretion pay You a bonus of such amount, at such intervals and subject to such conditions as the Company may in its absolute discretion determine from time to time.

5.4	Any bonus payment to You shall be purely discretionary and shall not form part of Your contractual remuneration under this agreement. If the Company makes a bonus payment to You in respect of a particular financial year of the Company, it shall not be obliged to make subsequent bonus payments in respect of subsequent financial years of the Company.

Any bonus shall not be pensionable.

6.	Holidays:

6.1	In addition to the statutory public holidays in England and Wales, You will be entitled to twenty-five (25) working days of holiday each year (1 January to 31 December) ) or a pro rata portion thereof in any partial calendar year (accrued monthly to the nearest half day). Any holidays taken by You form part of Your entitlement under the Working Time Regulations 1998 and its Amendments.

6.2	On the termination of Your employment for reasons other than gross misconduct in which case entitlement is limited to the Employee’s statutory entitlement under the Working Time Regulations 1998 You shall receive a payment in respect of accrued but untaken holiday entitlement on a pro rata basis for the number of completed calendar months of service during the holiday year in which termination takes place and any untaken days permitted to be carried forward from the preceding holiday year. Payment for each day’s holiday entitlement shall be calculated at the rate of 1/260th of the Your annual basic salary payable at the date of termination of employment.

6.3	The procedure for booking and taking leave can be found on the Company’s holiday policy which shall apply in addition to the contract.

7.	Occasional Leave

All applications for leave for whatever reason should be made to Your Direct Line Manager or in their absence the President.

8.	Sickness:

8.1	If You are absent from work due to sickness (or incapacity) You must notify Your direct report on the first day of absence and before 9am. You will be eligible for payments under the Company’s Sickness Benefit Scheme on condition that You comply with the notification and certification requirements of the scheme. Company Sick Pay is at our discretion. Statutory Sick Pay (“SSP”) is payable for a maximum of 28 weeks only. Qualifying days for SSP are Monday to Friday inclusive.

8.2	The Company may at any time require You to be medically examined at its expense by a medical practitioner nominated by it and for a report of such examination to be provided to the Company and to cease payment of Company Sick Pay if it is advised by the medical practitioner that You are is fit to return to work.

8.3	Nothing in this agreement shall constrain or prevent the Company from terminating the Your employment, notwithstanding that You may be entitled to receive benefit payments or other benefits under any permanent health insurance scheme from time to time in force.

8.4	If You are absent through injuries caused by the action or negligence of a third party in respect of which damages may be recoverable, You must inform a Director as soon as reasonably practicable. Any payment that may be made for all or part of any such absence (other than statutory sick pay) shall be by way of a loan which must be repaid in full. If damages are settled on a proportionate basis, the Company will require full details. The amount of any repayment required in those circumstances will be determined by the Company, but will not exceed the actual damages recovered or the part thereof identified as loss of earnings. You will be required to sign a Company Loan Form in respect of this loan. In circumstances where no claim can be made, You may, at the Company’s discretion be paid sick pay.

9.	Probationary Period

You will be employed initially on a six (6)—month probationary period. At the end of this period, Your performance will be discussed and, providing it is satisfactory, Your employment will be confirmed. We may extend Your probationary period by a further three months, if appropriate. During, or at the end of the probationary period, Your employment may be terminated with one month’s written notice on either side.

10.	Employee Benefits

10.1	The Company offers a range of benefits which are governed by the terms and conditions of the applicable scheme rules. The terms of coverage may be modified from time to time or removed by the Company in its sole discretion.

10.2	To the extent that any of the benefits are taxable You will be responsible for all those liabilities.

10.3	Should Your employment terminate for any reason, Your entitlement to benefits will cease from the day immediately after Your employment terminates.

11.	Pension:

You will be eligible to participate in the UK Executive Pension plan. For each year that you are employed with the Company, The Company will contribute 15% of Your annual salary to the plan. You are not required to make a minimum employee contribution towards the Executive Pension Plan. There is no contracting-out certificate under the Pension Schemes Act 2011 in force for the employment to which this statement relates.

12.	Expenses

12.1	You shall be entitled to incur on behalf of the Company reasonable and necessary expenses in connection with Your duties in accordance with policies adopted from time to time by Us. If such expenses are paid in the first instance by You, the Company shall reimburse You upon presentation of appropriate documentation.

12.2	You must not without the prior written authorisation of the Company or in breach of any applicable legislation directly or indirectly seek, receive or obtain, in respect of the performance of Your duties or of any goods or services sold or purchased or other business transacted (whether or not by You) by or on behalf of the Company or any of the Company’s group companies, any personal benefits, discount, rebate, commission, bribe, kickback or other inducement (“Inducement”) (whether in cash or in kind). In the event that You or any person on Your behalf directly or indirectly receives any such Inducement, You must immediately account to the Company for the amount so received.

13.	Notice of Termination

(i)	After completion of the probationary period, subject as below You shall be entitled to receive and are required to give 6 months’ written notice of the termination of Your employment.

(ii)	Notwithstanding the foregoing, if You are at any time during the period of Your employment guilty of such gross misconduct as to justify instant dismissal then the Company shall be at liberty to terminate Your employment forthwith without notice or salary in lieu thereof.

(iii)	If the Company terminates Your employment without Cause, or You terminate Your employment with the Company for Good Reason and such notice of termination is provided to the other party within the period beginning three (3) months prior to, and ending eighteen (18) months following, a Change in Control, then, subject to Section 14, in addition to Your contractual notice period, You shall be entitle to receive

•	an lump sum cash payment equal to twelve (12) months’ Base Salary if you continue working during the full six (6) month notice period or,

•	an lump sum cash payment of six (6) months’ Base Salary if your entire six (6) month notice period is designated by the Company as gardening leave or paid in lieu of notice, or

•	an lump sum amount intended to provide up to 12 months’ Base Salary as paid, but non-working time, including notice and severance pay, as may be agreed to by the parties if the period of work or gardening leave, as applicable, is less than a full six (6) month period)

•	The Company will review and, consider pay in lieu of notice as an alternative to gardening leave should future employment be deemed by the Company to be non-competitive in nature.

•	Any amounts are subject to prior deductions as required by law, payable within thirty (30) days of the later of termination of Your employment and Your compliance with the obligations set out in clause 14 below; and

•	One hundred percent (100%) of the unvested portion of all equity awards, including without limitation stock option grants, restricted stock and restricted stock units, held by You at the time of the termination shall become fully vested or released from the Company’s repurchase right and exercisable as of such date.

(iv)	For the purpose of this section 13, Base Salary shall mean your Base Salary immediately prior to the termination date. If You die before all amounts have been paid, such unpaid amounts shall be paid in a lump sum payment (less any withholding taxes) to Your designated beneficiary, if living, or otherwise to the personal representative of Your estate.

14.	Settlement Agreement

(i)	The receipt of any severance payments or benefits pursuant to clause 13(iii) above is subject to You signing a Settlement Agreement which validly waives all claims arising from the termination of your employment (“the Settlement Agreement”). The Settlement Agreement must be signed by You no later than the 60th day following Your termination of employment (“the Settlement Deadline”) and the Company warrants that upon the signing of the Settlement Agreement by You, it will execute the Settlement Agreement and HomeAway Inc. If the Settlement Agreement is not signed by You by the Settlement Deadline, You shall forfeit any right to severance payments or benefits as provided for in Clause 13(iii). For the avoidance of doubt, the Settlement Agreement will comprise the minimum required for it to effectively settle statutory and contractual claims arising as a result of the termination of Your employment which You may have against the Company so as to comply with Section 203 of the Employment Rights Act 1996 and will not include any other terms

(ii)	Your receipt of any payments or benefits under section 13 shall be subject to Your continuing to comply with the terms of Employee Proprietary Information Agreement.

15.	Definitions

(i)	Cause: For the purposes of this Agreement, ‘Cause’ means:

(i) with respect to Your employment with the Company, any act of gross misconduct or any other reason allowing the company to summarily dismiss You, including, but not limited to: (a) Your wilful and continued failure to substantially perform the duties and obligations of your position with the Company; and (b) any proven act of personal dishonesty, fraud or misrepresentation taken by You which was intended to result in Your substantial gain or personal enrichment at the expense of the Company; or

(ii) Your violation of any law or regulation applicable to the Company’s business which violation was or is reasonably likely to be injurious to the Company, excluding violations made in good faith an upon advice of the Company’s legal counsel or directive of the Board; or

(iii) Your conviction of, or plea of guilty to, a criminal offence, excluding vicarious liability (provided You did not know of the criminal offence and did not wilfully violate the law); or

(iv) failure to reasonably cooperate with any government investigation involving you or the Company.

(ii)	Change in Control: For the purposes of this Agreement, “Change in Control” shall have the meaning defined in the Company’s 2011 Equity Incentive Plan.

(iii)	Good Reason: For purposes of this Agreement, “Good Reason” means, (i) without Your consent, a material reduction of Your duties, authority or responsibilities or change in Your title or reporting relative to Your duties, authority, responsibilities title or reporting as in effect immediately prior to such reduction; provided, however, that any reduction in Your duties, authority or responsibilities or change in Your title or reporting resulting solely from the Company being acquired by and made a part of a larger entity (as, for example, when a chief executive officer becomes an employee of the acquiring corporation following a Change in Control but is not the chief executive officer of the acquiring corporation) shall not constitute a Good Reason; (ii) without Your consent, a reduction of at least 10% in Your total annual target cash compensation (base salary plus the target bonus amount (i.e., the total bonus that could be earned and not the bonus actually paid) as in effect immediately prior to such reduction, unless such reduction is part of a reduction in expenses generally affecting senior executives of the Company; (iii) without Your consent, a material reduction by the Company in the kind or level of employee benefits to which You were entitled immediately prior to such reduction, with the result that Your overall benefits package is materially reduced, unless such reduction is part of a reduction in benefits generally affecting senior executives of the Company; (iv) a change in the geographic location of Executive’s primary work facility or location of more than fifty (50) miles from Executive’s then present location; or (v) the Company’s material breach of the Agreement, which breach is not remedied in a reasonable period of time (not to exceed thirty (30) days) after receipt of written notice from You. Notwithstanding the foregoing, if You terminate Your employment with the Company for Good Reason, but the Company discovers after such termination that Your conduct during your employment would have entitled the Company to terminate Your employment for Cause, then Your termination shall be for Cause and not for Good Reason and You shall remit all amounts paid to You for termination for Good Reason (other than those amounts that would have been payable by the Company to You for termination for Cause). Notwithstanding anything herein to the contrary, You may terminate your employment hereunder for Good Reason within a period not to exceed one hundred twenty (120) days following the initial existence of the event(s) constituting Good Reason. For purposes of this Agreement, Good Reason shall not exist unless You provide the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice. Such termination shall occur immediately following the cure period if such event remains uncured

16.	Duty of Fidelity

16.1	Due to the nature of the Company’s business it is required that You will act with due diligence and utmost honesty at all times. Should any matters of concern come to Your attention, You must report them immediately to a Director. It is Your duty to report any acts of misconduct, dishonesty, breach of the Company’s rules contemplated or discussed by any other member of staff or any other third party. Please note that any failure to do so on Your part may be regarded as serious or gross misconduct depending on the circumstances.

16.2	The Company will treat any such report with the utmost confidentiality as far as this is practicable.

17.	Non- Disparagement

17.1	You shall not, while employed by the Company or at any timer thereafter, directly, or through any other personal entity, make any public or private statements that are disparaging of the Company, its business or its employees, officers, directors, or stockholders. The Company agrees to refrain from any public statements after Your employment with the Company ceases that are disparaging to You. The Company’s obligations under this section extend on to the then current officers and members of the Board, and only for so long as those individuals are officers or directors of the Company.

18.	General

18.1	If written notice is given by either party to terminate Your employment (or in circumstances where You have purported to resign without giving due notice) the Company may:

(a)	require You to perform such duties as the Company directs;

(b)	require You to perform no duties;

(c)	require You not to have any communication with any Client of the Company or any Group Member in relation to the business of the Company or any Group Member;

(d)	require You not to contact or have any communication with any employee, officer, director, agent or consultant of the Company or any Group Member in relation to the business of the of the Company or any Group Member; and

(e)	in each case the Company will continue to pay You salary and provide all other benefits arising under this agreement during the period of notice. During any period of ‘garden leave’ under this clause, You shall remain an employee of the Company and bound by the terms of Your contract of employment and will receive Your salary and contractual benefits in the usual way.

18.2	The Company may in its sole and absolute discretion terminate Your employment (whether or not notice to terminate has already been given) and pay You a lump sum equal to Your basic salary only (as at the termination date) in lieu of any required notice or balance of such notice, together with any accrued but untaken holiday pay entitlement under clause 6.

19.	Office Rules and Procedures:

You are expected to acquaint Yourself with all the Office Rules and Procedures. The Company reserves the right to modify, withdraw or initiate any rules or procedures as it deems fit. Due notice of any such changes will be given to You in writing. You agree to be bound by and to comply fully with all policies and procedures of the Company, including any applicable worldwide policies of HomeAway, Inc... You agree to regularly appraise Yourself with the Company’s local and worldwide policies and procedures and execute all such documentation required by the Company in connection with implementing its policies and procedures. Those do not form part of your employment agreement.

20.	E-mail, Computer, Internet and Telephone Use:

20.1	Any use of the Company’s systems and equipment (including but not limited to e-mail, internet, printers or telephone facilities) for Your personal use must remain within the boundaries of reasonable use.

20.2	Due to the danger of viruses to the Company’s systems, it is strictly forbidden to download any material/files from the Internet, except when the files are sent from a customer. Under no circumstances are executable files received from any source to be opened or run, except with the prior written express authority of a Director.

20.3	You may not under any circumstances install any software on a computer belonging to the Company unless with the prior written express authority of a Director.

20.4	The Company’s systems, software or data may not be copied under any circumstances, nor may it be downloaded onto disk, removed from the office in any way whatsoever, except with the prior written express consent of a Director.

20.5	You may not use the Company’s e-mail and Internet resources for commercial purposes or personal advertisements, solicitations, promotions or destructive programmes. You may not join mailing lists or news groups unless approved in advance by a Director. You may not do any form of bulk mailing except on the bona fide business of the Company. You may not use anonymous re-mailers (such as a third party Internet e-mail system that hides the true origin of the sender).

20.6	You may not send, receive, display, print or otherwise disseminate material that is fraudulent, harassing, illegal, embarrassing, sexually explicit, pornographic, obscene, intimidating, defamatory or which may bring the Company or any of its employees into disrepute.

20.7	Failure to comply with conditions 17.1 to 17.6 inclusive will be regarded as misconduct which may according to the circumstances lead to summary dismissal, at the Company’s discretion.

20.8	Your attention is drawn to the fact that the Company may from time to time monitor Your use of its communication systems, namely its computer systems and telephone. You acknowledge that the Company has a legitimate interest in carrying out this monitoring and You consent to it,

21.	Personal Data:

21.1	You agree that personal data relating to You which has been or is in the future obtained by the Company may be held and processed by the Company either by computer or manually for any purpose relating to the administration, management and operation of Your employment, or in relation to the Company’s legal obligations or business needs. This data may also be collected and transferred to any other company, firm, person or entity (whether corporate or incorporate) as may be reasonably necessary for the purpose of a prospective and/or actual acquisition or merger.

21.2	You hereby agree that sensitive personal data relating to Your racial or ethnic origin (including Your country of birth and nationality) or any medical conditions or disability which You may have or relating to Your religious or other beliefs or proceedings or alleged offences concerning You which have been or are in the future obtained by the Company may also be held and processed as above for the purpose of keeping under review equality of opportunity and for ensuring the Company’s compliance with any legal obligations.

21.3	You agree that the transfer and disclosure of personal data as set out above shall apply regardless of the country of residence of the person to whom the data is being transferred. Where the disclosure or transfer is to a person resident outside the European Economic Area, the Company shall take reasonable steps to ensure that Your rights and freedoms in relation to the processing of the relevant personal data are adequately protected. The Company adheres to the UK Data Privacy Act 1998 and any more recent changes and amendments to such Act.

21.4	The Company may, from time to time, monitor Your use of the internet and of email communications received, created, stored, sent or forwarded by You on equipment provided by the Company to You for the performance of Your duties where reasonably necessary to check facts relevant to the business, ensure compliance with Company policies and procedures and investigate or detect unauthorised use of the Company system.

22.	Change of Terms of Employment:

22.1	The Company reserves the right to change any of the terms and conditions herein after consultation with You.

22.2	Any changes will be recorded in the copy of this Statement retained by the Company which will be available for Your inspection at 25th floor, Portland House, Bressenden Place—London SW1E 5BH.

23.	Disciplinary and Grievance Procedures

23.1	The Company’s disciplinary and dismissal procedure is set out below in the “Company Policies” document. It does not form part of Your contract of employment.

23.2	The Company’s grievance procedure is set out in the “Company Policies” document. It does not form part of Your contract of employment.

24.	Deductions

24.1	You consent to the deduction from any sum otherwise payable to You by reason of Your employment (or its termination) the value of any claim of whatever nature and in whatever capacity that the Company may have against You, including but not limited to:

(a)	overpayment of wages;

(b)	overpayment in respect of expenses incurred by You in carrying out his duties;

(c)	loans which the Company may from time to time make to You; and

(d)	advances on wages which the Company may from time to time make to You.

24.2	You further consent that the Company may deduct from Your salary or from other sums due to You a sum in respect of accrued holiday entitlement if at the date of termination of the Your employment You have taken in excess of Your accrued holiday entitlement.

25.	Collective Agreements:

No collective or workforce agreements apply to Your employment.

26.	General

26.1	This Statement shall be governed by and construed in accordance with the laws of England and Wales. You hereby irrevocably consent to exclusive personal jurisdiction and venue in England, for the purpose of any legal proceeding relating to or arising under this Statement.

26.2	The section headings used in this Statement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Statement. In the event of any inconsistency between the terms of this Statement and any form, award, plan or policy of the Company, the terms of this Statement shall prevail.

I, the undersigned, have received a copy of the within written Statement issued to me by HomeAway UK Ltd and accept employment under the terms and conditions contained therein

/s/ Mariano Dima	14-Jul-2014
Mariano Dima	Date

/s/ Carl Shepherd	10-Sept-2014
Authorized Company Representative, On behalf of HomeAway UK Ltd	Date

HomeAway UK Ltd

COMPANY POLICIES

This statement sets out information on the policies of HomeAway UK Ltd (“the Company”). These provisions do not form part of Your contract of employment and the Company is not under a contractual obligation to apply these policies and procedures.

Employees will be advised of any changes by a general e-mail notification. The e-mail will give an overview of the changes and will advise the effective date of change. The latest version will be available on the intranet. An updated copy may also be obtained from Human Resources at any time.

POLICIES & PROCEDURES

A- DISCIPLINARY AND DISMISSAL RULES AND PROCEDURES AND GRIEVANCE PROCEDURES

Section A – Disciplinary and Capability Procedure

1.	Purpose and Scope

1.1	This procedure is designed to help and encourage all employees to achieve and maintain standards of conduct, attendance and job performance. The Company’s Rules and this procedure apply to all employees. The aim is to ensure consistent and fair treatment for all. The procedure complies with the statutory requirements regarding dismissals.

1.2	This procedure is non-contractual (even to the extent that such of its provisions are a requirement of statute).

2.	Principles

2.1	No disciplinary action will be taken against an employee until the case has been fully investigated.

2.2	Disciplinary matters will be conducted without undue delay.

2.3	Information relating to disciplinary action shall be kept confidential as far as possible.

2.4	At all stages the employee will be advised in writing of the nature of the complaint against him or her and will be given a reasonable opportunity to consider his/her response to the complaint before any disciplinary interview.

2.5	The employee will be invited to attend a disciplinary meeting and will be given an opportunity at that interview to state his or her case before any decision is made. There are certain circumstances in which a disciplinary meeting may not be held; these include where the disciplinary action consists of an oral warning, a written warning or suspension on full pay and in exceptional cases where an interview is neither necessary nor appropriate.

2.6	At all stages the employee will have the right to be accompanied by a work colleague or by a trade union official during the disciplinary meeting and any appeal. Further details about the right to be accompanied are set out under section B, paragraph 4 below.

2.7	After the disciplinary interview, the employee will be informed of the disciplinary decision and of any disciplinary sanction imposed.

2.8	No employee will be dismissed for a first breach of discipline except in the case of gross misconduct when the sanction may be dismissal without notice or payment in lieu of notice.

2.9	An employee will have the right to appeal against any disciplinary sanction imposed (see section B, paragraph 5 below).

2.10	The procedure may be implemented at any stage if the employee’s alleged misconduct or performance warrants such action.

3.	The Procedure

Minor faults will be dealt with informally but where the matter is more serious the following procedure and sanctions will apply:-

Stage 1 – Oral Warning

If conduct or performance does not meet acceptable standards, the employee will normally be given a formal oral warning. He or she will be advised of the reason for the warning, that it is the first stage of the disciplinary procedure and of his or her right of appeal. A brief note of the oral warning will be kept on the employee’s personnel file.

Stage 2 – Written Warning

If the offence is a serious one, or if a further offence occurs, a written warning will be given to the employee. This will give details of the complaint, the improvement required and the timescale. It will warn that action under Stage 3 will be considered if there is repetition of such conduct or if there is no satisfactory improvement and will advise of the right of appeal. A copy of this written warning will be kept on the employee’s personnel file.

Stage 3 – Final Written Warning or Disciplinary Suspension

If conduct or performance is still unsatisfactory, or if the misconduct is sufficiently serious to warrant only one written warning (in effect both first and final written warning) but insufficiently serious to justify dismissal, a final written warning will normally be given to the employee. This will give details of the complaint, or warn that dismissal will result if there is repetition of such conduct or there is no satisfactory improvement and will advise of the right of appeal. A copy of this final written warning will be kept on the employee’s personnel file. Alternatively, consideration will be given to imposing a penalty of disciplinary suspension without pay for up to a maximum of five working days.

Stage 4 – Dismissal

If conduct or performance is still unsatisfactory and the employee still fails to reach the prescribed standards, dismissal will normally result. As an alternative to dismissal it may be considered that demotion or the reallocation of duties is an appropriate sanction. The procedure as set out in section B below will apply in these circumstances.

4.	Gross Misconduct

4.1	The following (non-exhaustive) list provides examples of offences which are normally regarded as gross misconduct:-

•	Theft, fraud, deliberate falsification of records.

•	Physical violence.

•	Bullying, harassment, victimisation or discrimination.

•	Deliberate damage to company property.

•	Being concerned or interested in action which is damaging or anti-competitive to the business of the company.

•	Serious incapability through alcohol or being under the influence of illegal drugs.

•	Serious negligence which causes unacceptable loss, damage or injury.

•	Deliberately accessing internet sites containing pornographic, offensive or obscene material.

•	Serious insubordination.

•	Bringing the Company into serious disrepute.

•	Serious sexual or racial abuse.

•	Serious breach of confidence.

•	Serious breach of health and safety rules.

4.2	If You are accused of an act of gross misconduct or other serious misconduct. You may be suspended from work on full pay or without pay, while the Company investigates the alleged offence. If on completion of the investigation and the full disciplinary procedure the Company is satisfied that gross misconduct has occurred, the result will normally be summary dismissal without notice or payment in lieu of notice. The procedure in section B below will apply.

4.3	In exceptional cases of gross misconduct, the Company may consider it appropriate to dismiss the employee immediately, without an investigation or a disciplinary interview. If this happens, the employee will be notified in writing of the alleged gross misconduct which has led to the dismissal, the reasons for thinking at the time of dismissal that the employee was guilty of the alleged misconduct and the employee’s right of appeal. If an employee wishes to appeal against such a dismissal he or she should inform the Managing Director within five working days of receipt of the written notification.

5.	Appeals

An employee who wishes to appeal against a disciplinary decision should follow the procedure set out in section B, paragraph 5 below.

Section B – Dismissal Procedure

1.	Purpose and Scope

1.1	This procedure sets out the steps that will be followed when the Company is contemplating the dismissal of any employee. It reflects the statutory minimum dismissal procedure. Please note that this procedure does not apply to situations where warning is the only action considered. It will apply where certain action short of dismissal is considered, such as demotion or reallocation of duties, where such disciplinary action is imposed as an alternative to dismissal.

1.2	This procedure is non-contractual (even to the extent that such of its provisions are a requirement of statute).

2.	When does this procedure apply?

This procedure will in principle apply when the Company has reason to consider dismissing an employee on the grounds of conduct, lack of capability, including poor performance, absence from work, redundancy (unless specific exemptions apply, for example the sudden closure of the business or multiple redundancies where the collective consultation obligations arise) compulsory retirement, non-renewal of a limited term contract or some other substantial reason (unless a specific exemption applies).

3.	The Procedure

There are three stages to the procedure.

•	Stage 1 – Statement and Invitation to meeting.

The employee will be advised in writing of the proposed dismissal and the reasons which led to the proposal. The employee will be invited to a meeting to discuss the proposal. Prior to the meeting, the employee will be given a reasonable opportunity to consider his or her response to the proposed dismissal.

•	Stage 2 – Meeting

At the meeting, the employee will be given the opportunity to discuss the proposed dismissal and any point he or she may wish to raise in this respect. The employee will then be informed in writing of the outcome of the meeting and the employee’s right to appeal against that decision.

•	Stage 3

An employee who wishes to appeal against a decision to dismiss should inform the Managing Director in writing within five working days. The employee will then be invited to attend an appeal hearing. The Managing Director will hear any appeal and his or her decision is final. After the appeal, the employee will be informed in writing of the appeal decision. For more details of the right to appeal, please refer to paragraph 5 below.

4.	Right to be Accompanied

4.1	The employee has the right to be accompanied at any hearing (including an appeal hearing) by a single companion who is either a fellow employee of the Company or a trade union official.

4.2	The companion has the right to address the hearing, to put the employee’s case, to sum up that case and to respond on the employee’s behalf to any view expressed at the hearing, unless the employee indicates that he or she does not wish the companion to do so. If the companion cannot attend on the date the Company has set for the appeal, then the Company can postpone the appeal for up to five days and may (at the Company’s discretion) postpone it for longer.

5.	Right of Appeal

5.1	An appeal may be made against a disciplinary decision or a decision to dismiss by informing the Managing Director in writing within five working days of the dismissal.

5.2	All appeals must set out the grounds on which the appeal is being made.

5.3	The employee will be Invited to an appeal hearing and he or she will have the right to be accompanied at that hearing. The appeal hearing will reconsider the original decision. The employee will have an opportunity to put forward should he or she so wish, new evidence which was not available during the first hearing and/or complaints of a flaw in the original decision making process, such as the failure to follow procedures or the failure to give a fair hearing.

5.4	The outcome of any appeal will be confirmed to the employee in writing.

5.5	There is no further right of appeal from the decision of the Managing Director whose decision will be final.

Section C – Grievance Procedure

In order to ensure that employees have every opportunity to raise any grievances which they may have arising out of their employment and to ensure that these grievances are properly heard and resolved, the Company has adopted this grievance procedure. Employees should not hesitate to use this procedure which has been adopted in recognition of the fact that, whilst the Company’s policies are designed to encourage good working relationships, from time to time there may be circumstances, due to pressure of work or otherwise, in which misunderstandings or grievances may arise concerning decisions of management or other specific situations. Redress of grievances may be sought orally in the first instance or in writing in accordance with the following procedure.

Stage 1

A member of staff who feels that he or she has a question or grievance which concerns him or her personally and directly and which requires resolution should, in the first instance, discuss the matter informally with his or her immediate superior. The matter will then be discussed. Whilst most grievances, problems and other day to day issues can be resolved at this stage, the person dealing with the grievance will acquaint a Director of the circumstances if the matter proves not to be easy to resolve.

Stage 2

If within a reasonable time of a matter having been raised at Stage 1, it cannot be resolved informally or the employee considers that he or she has not been treated fairly, or that the outcome is not satisfactory, then the employee should raise the matter in writing with a Director, setting out the basis for the grievance.

The Company will then, as soon as reasonably practicable, invite the employee to attend a meeting to discuss his or her grievance. The employee must take all reasonable steps to attend the meeting.

The Company will write to the employee as soon as possible to inform the employee of its decision. The employee will be informed of his or her right to appeal the Company’s decision.

Appeal

If the employee wishes to appeal against the decision he or she may do so by writing to the Managing Director within 5 days of being notified of the Director’s decision. A further meeting will be arranged to hear the appeal which the employee must take all reasonable steps to attend. After the appeal meeting, the Company will inform the employee of the Managing Director’s decision, which shall be final.

The employee has the right to be accompanied by a fellow member of staff or a trade union representative at any grievance hearing.

Employee Proprietary Information Agreement

AGREEMENT is made the 14 July 2014

PARTIES

(1)	HomeAway, Inc., a Delaware corporation located at 1011 W. Fifth Street, Suite 300, Austin, TX 78703, USA (the “Parent”); and

(2)	HomeAway UK Ltd, a limited liability company and a wholly owned subsidiary of the Parent under English Law whose registered office is situate at 25th floor, Portland House, Bressenden Place, London SW1E 5BH (the “Company”); and

(3)	Mariano Dima 40 Antrobus Road, Chiswick, London W4 5HZ, United Kingdom (the “Employee”)

OPERATIVE PROVISIONS

1.	Definitions

	“Associated Company”	-	1. a subsidiary or holding company of the Company and any subsidiary of such holding company; and

2. a subsidiary undertaking or parent undertaking of the Company and “subsidiary” and “holding company” shall have the meanings thereto respectively ascribed by Section 1159 of the Companies Act 2006” and “subsidiary undertaking” and “parent undertaking” shall have the meanings respectively thereto ascribed by Section 1162 of the Companies Act 2006;

	“Relevant Period”	-	the period of 12 months prior to the Termination Date;

	“Restricted Business”	-	the marketing and promotion of the rental of holiday properties, including (but not limited to) online, print and broadcast media but limited to products and services for which the Employee or anyone under his/her direct report or control has been responsible on behalf of the Company or any branch of the Company during Relevant Period;

	“Restricted Area”	-	(i) UK;

(ii) France;

(iii) any other country in which the Company conducts the Restricted Business,

but in each case limited to the countries with which the Employee has been responsible on behalf of the Company during the Relevant Period;

Termination Date	-	the date the Employee’s employment terminates, for whatever reason.

2.	Recitals

It is acknowledged and agreed by and between the parties as follows:

2.1	The Employee is engaged in employment with the Company as «Job_Title».

2.2	During the course of such employment the Employee has acquired and will in the future be exposed to and/or will acquire confidential information and trade secrets relating to the business, products, affairs and finances of the Company, the Parent and its Associated Companies and of its or their customers and suppliers including, without limitation, technical data and know-how relating thereto and which if disclosed would be liable to cause significant harm to the Company and/or the Parent and its Associated Companies.

2.3	The parties have agreed to enter into this Agreement to protect the legitimate business interests of the Company, the Parent and its Associated Companies and to safeguard their confidential information and trade secrets.

3.	Protection of Interests of the Company

In consideration of the Employee’s employment and payments made by the Company to the Employee from time to time, the Employee agrees and undertakes as follows:

3.1	Confidential information and Trade Secrets

3.1.1 The Employee shall keep secret and shall not at any time during his/her employment or after termination of the same (howsoever the employment shall determine), directly or indirectly use or disclose to any person or third party in either case for the Employee’s own benefit or for the benefit of any other person or third party any trade secrets or other secret or confidential information relating to the business, affairs, interests, finances or financial position of the Company, the Parent or any Associated Company and/or similar information regarding the customers, suppliers or any other person, firm, company or other body with which the Company the Parent or any other Associated Company has or has had any dealings.

3.1.2 The Employee acknowledges that for the purposes of the foregoing all knowledge or information received or gained by the Employee or of which he/she becomes aware during the period of his/her employment with the Company relating to the business, affairs, Interests, finances or financial position of the Company the Parent or any other Associated Company or any person firm company or other body with whom the Company the Parent or any other Associated Company has or has had any dealings shall be deemed to be confidential information until the contrary is proven and without prejudice to the generality of the foregoing that all information contained in documents or other material marked “confidential” shall be treated by him as confidential information

3.1.3 The Employee will not during his/her employment with the Company improperly use or disclose any secret or confidential information of any former or concurrent Company or any other person or entity and that he/she will not bring on to the premises of the Company or the Parent any such information belonging to any such Company, person or entity unless consented to in writing by such Company, person or entity

3.1.4 The restrictions contained in this clause shall not apply to:

(a)	any disclosure or use authorised by the Company or required in the ordinary and proper course of the Employee’s employment with the Company or as required by order of a court of competent jurisdiction or an appropriate regulatory authority; or

(b)	any information which is or becomes publicly known or is readily ascertainable by the public, through no wrongful act of the Employee; or

(c)	any information which is received by the Employee from a third party without breaching an obligation owed to the Company, if the Employee is not restricted by the third party from disclosing such information; or

(d)	any information which the Employee demonstrates was lawfully in the Employee’s possession or known by him prior to receipt of the information from the Company; or

(e)	any information which was independently developed by the Employee without any use of information from the Company.

(f)	any protected disclosures under the Public Interest Disclosure Act 1998.

3.2	Restrictions

3.2.1 The Employee hereby undertakes to the Company that he shall not for the period of six months after the Termination Date (except with the prior written consent of the Board of Directors of the Company or as the owner of not more than 5% of a class of shares or other securities quoted or dealt in on a recognised stock exchange) whether directly or indirectly:

(a)	take up or hold any office in or with any business which is engaged or is intended to be engaged in the field of the Restricted Business within the Restricted Area;

(b)	take up or hold any post or position which enables or permits the Employee to exercise whether personally or by an agent and whether on his/her own account or in association with or for the benefit of any other person either a dominant influence or a controlling influence over any business which is engaged or is intended to be engaged in the field of the Restricted Business within the Restricted Area; or

(c)	take up or hold any employment or consultancy with any person which is engaged or is intended to be engaged in the field of the Restricted Business within the Restricted Area which would have the necessary or probable result of the Employee being engaged within the Restricted Area in business activities which are the same or similar to the Restricted Business,

3.2.2 The Employee will not at any time during the period of six months after the Termination Date either on his/her own account or for any other person firm company or other third party directly or indirectly:

(a)	canvass or by any other means solicit, approach or seek out or cause to be canvassed, solicited, approached or sought out any person or other third party for orders or instructions in respect of any goods or services provided or supplied in the course of the Restricted Business who or which has within the Relevant Period transacted the Restricted Business as a customer or client of the Company and with whom the Employee (or a person under his direct report and/or control) dealt or transacted business pursuant to his employment in the Relevant Period;

(b)	in competition with the Company have any business dealings with any person or other third party employed by the Company who or which has within the Relevant Period transacted the Restricted Business as a customer or client of the Company and with whom the Employee (or a person under his/her report and/or control) dealt or transacted business pursuant to his/her employment in the Relevant Period;

(c)	interfere or seek to interfere or take such steps as may interfere with the continuance of supplies to the Company in respect of the Restricted Business (or the terms relating to such supplies) from any supplier who has supplied goods or services to the Company at any time during the Relevant Period;

(d)	solicit interfere with or endeavour to entice away from the Company any employee of the Company engaged in a senior executive, technical, advisory, or sales capacity (excluding clerical and administrative staff) at the time when notice to terminate the employment has been given by or to the Employee provided that this sub-clause shall only apply in relation to consultants or employees of the Company who were known to or who dealt or worked with the Employee during the Relevant Period;

3.2.3 The Employee shall not at any time after the end of his employment with the Company represent himself as being in any way connected with or interested in the business of the Company, the Parent or any Associated Company

3.2.4 The Employee agrees that he/she will at the request and cost of the Company enter into a direct agreement or undertaking with any other Associated Company from time to time whereby he/she will accept restrictions and provisions corresponding to the restrictions and provisions above (or such of them as may be appropriate in the circumstances) in relation to such activities and such areas and/or such periods not including those set out above as any such Associated Company may require for the protection of its legitimate interests.

3.2.5 The Employee hereby agrees and acknowledges that having had the opportunity to take legal advice as to the effect and reasonableness of the above covenants:

(i)	the Company has a legitimate interest in protecting its business during and after the termination of the Employee’s employment against (without limitation) the exploitation by the Employee of connections with customers acquired during the employment and misuse including innocent misuse by the Employee of all secrets and confidential information belonging to the Company;

(ii)	each of the foregoing sub-clauses of this clause 3 constitutes an entirely separate and independent restriction on the Employee;

(iii)	the duration, extent and application of each of the restrictions are no greater than is necessary for the protection of the legitimate interests of the Company;

(iv)	if any such restrictions shall be adjudged by any court of competent jurisdiction to be void or unenforceable as going beyond what is reasonable in the circumstances for the protection of the interests of the Company but would be valid if part of the wording thereof was deleted or amended and/or the period thereof was reduced and/or the area dealt with thereby was reduced, the said restriction shall apply within the jurisdiction of that court with such modifications as may be necessary to make it valid and effective.

3.2.6 Associated Companies

The provisions of clauses 3.2.1 to 3.2.5 inclusive shall apply equally where, during the period of six (6) months prior to the Termination Date, the Employee was engaged in or responsible for the business of the Parent or any Associated Company (each of which company is hereinafter called the “Relevant Company”). In addition to the covenants given by him in clauses 3.2.1 to 3.2.5 above the Employee hereby covenants with the Company (which for the purposes of this paragraph shall act as trustee for each Relevant Company) in relation to each of clauses 3.2.1 to 3.2.5 inclusive as if every reference therein to the Company was a reference to the Relevant Company and the definitions of “Restricted Business” and “Restricted Area apply with the substitution of the “Relevant Company” for the Company.

4.	Inventions

4.1	Subject to the provisions of the Patents Act 1977, if the Employee shall alone or jointly make or conceive an invention, discovery, design, improvement or trade mark (together called “the invention”) relating to or suitable for or capable of being used in the business of the Company during his/her employment he/she shall promptly disclose to the Company full details of the invention to enable the Company to assess the invention and to determine whether under the applicable law the invention is the property of the Company.

4.2	If the invention is the property of the Company then either

(a)	the Company shall hold it on trust for the Parent and shall assign the same to the Parent, on request, or

(b)	where vested in the Employee the Employee shall hold it on trust for the Company and the Company shall hold it on trust for the Parent and the Employee shall at the request and expense of the Company assign the same to the Parent and do all things necessary to enable the Parent to obtain the world-wide benefit of the invention and to secure patent or other appropriate forms of protection for the invention.

4.3	If the invention is not the property of the Company, the Parent shall, subject to the provisions of the Patents Act 1977, have the right to acquire the Employee’s rights therein within three months after disclosure pursuant to sub-clause 4.1 on fair and reasonable terms to be agreed or settled by a single arbitrator who shall be agreed between the parties, or in default of agreement within 7 days and shall be nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of either party and the Employee shall hold the invention in trust for the Parent on such terms.

4.4	The Employee shall not except as provided in this clause or as may be necessary in the course of his/her employment disclose or make use of any invention which is the property of or is held on trust for the Company or the Parent or (unless and until the Parent’s right under sub-clause 4.3 shall have expired) any other invention subject to this clause.

4.5	The Employee hereby irrevocably appoints the Company and the Parent as his/her attorney with full power in his name to execute or sign any document and do any other thing which the Company or the Parent may consider desirable for the purpose of giving effect to the provisions of this clause and agrees to ratify and confirm whatever the Company and the Parent may lawfully do as his attorney.

4.6	The Employee undertakes that neither he nor his successors in title will at any time object to the exploitation of any invention (with or without modification) by the Company or the Parent in any part of the world or any omission by the Company or the Parent to indicate in any part of the world the author of the invention.

5.	Copyright

5.1	The Employee hereby assigns to the Parent by way of present assignment of past and future copyright (to the extent not already vested in the Parent by operation of law) all copyright, design rights and other proprietary rights (if any) for their full terms throughout the world in respect of all copyright works and designs originated, conceived, written or made by him/her alone or with others during the term of his/her employment which relate, or could relate, to the business of the Company or which are otherwise capable of commercial exploitation, including any works generated outside office hours or at home and also including any preparatory work predating such employment done in contemplation of or in relation to such employment.

5.2	The Employee shall promptly disclose to the Company all work and materials in which copyright, design rights or other proprietary rights may exist which are originated, conceived, written or made by him/her alone or with others within the scope of sub-clause 5.1 above and shall (to the extent that they do not automatically vest in the Parent by operation of law) hold them in trust for the Parent until such rights have been fully and absolutely vested in the Parent.

5.3	The Employee irrevocably and unconditionally waives in favour of the Parent any and all moral rights conferred on him/her by Chapter IV, Part I, Copyright Designs and Patents Act 1988 and any other moral rights provided for under the laws now or in future in force in any part of the world for any work the rights in which are vested in the Parent whether by subclause 5.1 or otherwise.

5.4	The Employee shall, at the request and expense of the Company, do all things necessary or desirable to evidence or perfect the rights of the Parent under this clause 5.

6.	Return of Company Property

6.1	Upon termination of the employment for whatever reason, the Employee shall immediately:

(a)	hand over to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business of the Company or the Parent or any Associated Company and any magnetic discs on which information relating to the business is stored and any keys, credit cards and other property of the Company or the Parent or any Associated Company (including in particular any car provided to the Employee) which may be in his/her possession or under his/her control and shall provide a signed statement that he/she has complied fully with the terms of this clause;

(b)	irretrievably delete any information relating to the business of the Company or the Parent or any Associated Company or undertaking stored on any magnetic or optical disc or memory or other electronic device and all matter derived therefrom which is in his/her possession, custody, care or control outside the premises of the Company and shall produce such evidence of compliance with this sub-clause as the Company may require.

(c)	The Employee may not at any time (whether during the employment of after its termination) remove any files, documents, papers or other material of any nature whatsoever belonging to the Company, any Associated Company or a Client of the Company from the office without the prior consent of a Director.

7.	Notices

7.1	Any notice or other written communication given under or in connection with this agreement may be delivered personally or sent by first class post (airmail if overseas) or facsimile.

7.2	The address for service of the Parent and the Company shall be their addresses as stated in this agreement marked for the attention of the managing director or if any other permanent address has been previously notified to the Employee to the address so notified and, in the case of the Employee shall be his address stated in this agreement or if any other permanent address has been previously notified to the Company to the address so notified.

7.3	Any notice or other written communication shall be deemed to have been served:

(a)	if delivered personally, at the time of delivery;

(b)	if posted, at the expiry of two Business Days or in the case of airmail four Business Days after it was posted;

(c)	if sent by facsimile message, at the time of transmission (if sent during normal business hours, that is 9:30 to 17:30 local time) in the place from which it was sent or (if not sent during such normal business hours) at the beginning of the next Business Day in the place from which it was sent.

In this clause the expression Business Day shall mean any day other than a Saturday, Sunday or any other day which is a public holiday in the place from which the notice or other written communications in questions was sent.

7.4	In proving service it shall be sufficient to prove that personal delivery was made, or that such notice or other written communication was properly addressed stamped and posted or in the case of a facsimile message that an activity or other report from the sender’s facsimile machine can be produced in respect of the notice or other written communication showing the recipient’s facsimile number and the number of pages transmitted.

8.	Miscellaneous

8.1	If at any time any term or provision in this agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any rule of law or enactment, subject to clause 3.2.5(iv), such term or provision or part shall to that extent be deemed not to form part of this Agreement, but the enforceability of the remainder of this Agreement shall not be affected.

8.2	Rights and obligations expressed under this Agreement shall so continue in force notwithstanding the termination of this Agreement and shall be binding upon the personal representatives of the Employee.

8.3	Nothing in this agreement shall confer any rights on any third party not being the Employee, the Company, the Parent or any Associated Company. For the avoidance of doubt, any rights conferred on third parties pursuant to the Contracts (Rights of Third Parties) Act 1999 shall be excluded.

8.4	Should the Company merge with another company or should the shares in the Company be transferred, or where the group of companies of which the Company is part is subject to restructuring, this Agreement shall apply in favour of the party/ies in whom the intellectual property rights and other relevant rights of the Company will be vested.

8.5	This Agreement shall be governed by and construed in accordance with English law and each party to this Agreement submits to the exclusive jurisdiction of the English courts.

IN WITNESS whereof this document has been executed as a deed.

/s/ Mariano Dima	14-Jul-2014
Mariano Dima	Date

/s/ Carl Shepherd	10-Sept-2014
Carl Shepherd, Chief Strategy & Development Officer	Date